CREDIT AGREEMENT

DATED AS OF DECEMBER 15, 2011

ARHC MNPERIL001, LLC

and

REGIONS BANK

Article VI			24
6.	REPRESENTATIONS AND WARRANTIES		24
	6.1	Existence	25
	6.2	Authority	25
	6.3	Consents or Approvals	25
	6.4	Violations or Actions Pending	25
	6.5	Tax Returns	25
	6.6	Financial Statements	25
	6.7	Title	26
	6.8	Solvency	26
	6.9	Priority of Liens	26
	6.10	Accuracy of Documents	26
	6.11	Environmental and Healthcare Laws	26
	6.12	Restrictions and Covenants Affecting the Mortgaged Property	26
	6.13	Condemnation	27
	6.14	Compliance with Laws	27
	6.15	Assigned Documents.	27
	6.16	Continuing Effectiveness	27
	6.17	Anti-Terrorism Laws	27
Article VII			28
7.	THE BORROWER'S COVENANTS		28
	7.1	Affirmative Covenants	28
	7.2	Negative Covenants	31
	7.3	Insurance and Condemnation Covenants	33
	7.4	Assigned Document Covenants.	36
	7.5	Escrow Deposits	37
	7.6	General Covenants and Agreements Pertaining to the Collateral	37
	7.7	Visitation	37
	7.8	Filing Fees and Taxes	37
	7.9	Underlying Documents	38
	7.10	Further Assurances	38
Article VIII			38
8.	DEFAULT		38
	8.1	Events of Default	38
	8.2	No Advances After Default	40
	8.3	Acceleration	40
	8.4	General Remedies	40
	8.5	Bank's Additional Rights and Remedies	40
	8.6	Right of Set-Off	42
	8.7	Application of Proceeds	42
Article IX			42
9.	MISCELLANEOUS.		42
	9.1	Termination of Bank's Lien	42
	9.2	Construction	43
	9.3	Indemnity	43
	9.4	Bank's Consent or Approval	43
	9.5	Enforcement and Waiver by Bank	43

9.6	No Representation. Assumption, or Duty	44
9.7	Expenses of Bank	44
9.8	Attorneys' Fees	44
9.9	Exclusiveness	44
9.10	Notices	44
9.11	Waiver and Release by Borrower	45
9.12	Limitation on Waiver of Notice, Etc	46
9.13	Participation	46
9.14	Governing Law	46
9.15	SUBMISSION TO JURISDICTION; WAIVERS	46
9.16	Binding Effect, Assignment	47
9.17	Entire Agreement, Amendments	47
9.18	Severability	48
9.19	Headings	48
9.20	Counterparts	48
9.21	Seal	48

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 15, 2011, between ARHC MNPERIL001, LLC, a Delaware limited liability company (the "Borrower"), and REGIONS BANK, an Alabama banking corporation (the "Bank").

WHEREAS, Borrower has requested that Bank extend certain credit to Borrower, and Bank has agreed to extend to Borrower a term loan in the principal amount of up to S13,544,000.00, on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS.

1.1              Defined Terms. As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural fowls thereof):

"Adjusted LIBOR. Rate" means, with respect to each Interest Period, a rate equal to the sum of (A) the LIBOR Rate, plus (B) 2.6%.

"Advance" means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

"Affiliate" means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.

"Agreement" means this Credit Agreement, together with all modifications and amendments hereafter made.

"ALTA" means the American Land Title Association.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

"Assigned Documents" means (i) the Assigned Leases; (ii) any and all agreements entered into by or for the benefit of Borrower with any property manager, broker, or other Person with respect to the development, management, leasing, operation, or use of the Mortgaged Property (including, but not limited to, the Management Agreement); (iii) any and all Governmental Approvals with respect to the Mortgaged Property; (iv) any and all operating, service, supply, and maintenance contracts with respect to the Mortgaged Property; and (v) any and all rights of Borrower under any of the foregoing, including, without limitation, any rights to receive any payments or other monies under any of the foregoing.

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"Assigned Leases" means the Master Leases and all other leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof.

"Assignment of Management Agreement" means that certain Assignment and Subordination of Management Agreement of even date herewith among Borrower, Dasco Realty Illinois LLC and Bank, as amended from time to time.

"Assignment of Rents and Leases" means that certain Assignment of Rents and Leases of even date herewith, executed and delivered by Borrower in favor of Bank, as amended from time to time.

"Attorneys' Fees" means attorneys' fees actually incurred and commercially reasonable given the scope and sophistication of the legal matter for which such fees are incurred.

"Bankruptcy Law" means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and "Bankruptcy" means the commencement of any case or other action for relief under Bankruptcy Law.

"Bank" means Regions Bank, an Alabama banking corporation.

"Bank Parties" means Bank and any Affiliate of Bank that is now or hereafter becomes a party to this Agreement, any other Loan Document or any Bank Swap Document.

"Bank's Lien" means the Lien granted to Bank by any Borrower Party pursuant to this Agreement and the other Security Documents.

"Bank Swap Documents" means the Swap Agreement and any other Swap Documents entered into between any Borrower Party and any Bank Party.

"Bank Swap Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as counterparty, maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Bank Swap Document, and any and all extensions and renewals of any of the same.

"Borrower" means ARHC MNPERIL001, LLC, a Delaware limited liability company.

"Borrower Parties" means Borrower, Carveout Guarantor, and any other Person that hereafter becomes a party to this Agreement, any other Loan Document or any Bank Swap Document, and which Person is responsible in whole or in part for any of the Obligations.

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"Borrower's Interest" means all the right, title and interest of Borrower of whatever kind, nature and description, whether now existing or hereafter arising.

"Borrower's Representatives" means the manager, president and chief financial officer of Borrower, and any other person designated by Borrower as Borrower's Representatives under this Agreement.

"Business Day" means any day of the year, other than Saturday or Sunday, on which banks in Birmingham, Alabama are not required or authorized to close.

"Carveout Guarantor" means American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership.

"Carveout Guaranty" means that certain Carveout Guaranty of even date herewith, executed and delivered by Carveout Guarantor in favor of Bank, together with all modifications and amendments hereafter made.

"Change in Control" means a change in the Equity Interests and/or the Voting Power of (A) Borrower, so that, after the change, Carveout Guarantor owns less than fifty-one percent (51%) of the outstanding Equity Interests and Voting Power of Borrower; and (B) Carveout Guarantor, so that, after the change, the Equity Owners of Carveout Guarantor as of the date of this Agreement own collectively less than fifty-one percent (51%) of the outstanding Equity Interests and Voting Power of Carveout Guarantor.

"Closing" means the time and place of actual execution and delivery of this Agreement, the Note, and except as waived by Bank, the other documents, instruments, and things required by Section 4.1 hereof.

"Closing Certificate" means a certificate of even date herewith in form and substance acceptable to Bank and signed by each Borrower Party.

"Collateral" means all of the assets of Borrower of every kind, nature and description, wherever located, whether now owned or hereafter acquired, including, but not limited to, the following (but specifically excluding Borrower's Interest in any Bank Swap Documents):

(A)         The Mortgaged Property;

(B)         The Assigned Leases and the other Assigned Documents;

(C)         The Rents;

(D)         All amounts that may be owing from time to time by Bank to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower, of any Deposit Accounts or other account with Bank;

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(E)         All of Borrower's assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefor, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(1)         Accounts;

(2)         Chattel Paper;

(3)         Commercial Tort Claims;

(4)         Deposit Accounts;

(5)         Documents;

(6)         Equipment;

(7)         General Intangibles;

(8)         Instruments;

(9)         Intellectual Property Rights;

(10)        Inventory;

(I I)        Investment Property;

(12)        Letter-of-Credit Rights;

(13)        Payment Intangibles;

(14)        Supporting Obligations;

(15)        Rights as seller of Goods and rights to returned or repossessed Goods;

(16)        All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;

(17)        Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;

(18)        Fixtures;

(19)        All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;

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(20) All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;

(F)         All Records; and

(G)         All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above, including, without limitation, all monies due and to become due with respect to such property, together with all rights to receive the same, and all notes, certificates of deposit, checks and other instruments and property from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower in substitution for or in addition to any of said property.

"Construction Laws" means all Laws of any Jurisdiction relating to any construction with respect to the Mortgaged Property and the rules and regulations adopted and publications promulgated pursuant thereto.

"Current Owner" means Peoria MOB Owners LLC, a Delaware limited liability company.

"Debt Service" means an assumed debt service (interest only) computed and based on the principal indebtedness owing on the Loan at the applicable time of computation, and an imputed interest rate equal to either (i) so long as the Swap Agreement is in effect, the interest rate under the Swap Agreement, or (ii) otherwise, the actual interest rate on the Loan at the applicable time

"Debt Service Coverage" means the ratio of Net Operating Income to Debt Service.

"Debt Service Coverage Requirement" means the requirement that at all times during the term of this Agreement, Debt Service Coverage shall be not less than 1.4 to 1.0.

"Default" means the occurrence of an event described in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

"Default Costs" means all Indemnified Losses incurred by Bank by reason of a Default.

"Default Rate" means a variable per annum rate of interest equal to the lesser of (1) five percent (5%) in excess of the interest rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

"Disability Laws" means all Laws of any Jurisdiction relating to access and facilities for disabled individuals, including without limitation the Americans With Disabilities Act of 1990 ("ADA"), as amended (42 U.S.C. Sections 12101, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

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"Environmental Laws" means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act ("RCRA"), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended {42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

"Environmental Liability Release Date" means the time of the first to occur of the following: (a) the time at which Bank, or any of its successors or assigns, takes actual possession of the Mortgaged Property following the foreclosure of the Mortgage, (b) the time at which Bank takes actual possession of the Mortgaged Property following the acceptance by Bank of a deed to the Mortgaged Property in lieu of foreclosure of the Mortgage, (c) the time at which all of the Obligations are paid and satisfied in full and the Mortgage is terminated as provided therein or herein, and (d) the time at which Borrower transfers its interest in the Mortgaged Property to another Person pursuant to a transfer permitted hereunder, provided that concurrently with such transfer Bank receives from such Person an agreement to indemnify Bank against environmental liabilities in substantially identical terms to the terms provided in this Agreement.

"Equity Interests" means any and all ownership or other equity interests in an applicable Person, including any interest represented by any capital stock, membership interests, partnership interests, or similar interests, but specifically excluding any interests of any Person solely as a creditor of the applicable Person.

"Equity Owner" means any Person owning an Equity Interest.

"Event of Default" means the occurrence of an event described in Section 8.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 8.1.

"Financial Reporting Agreements" means any financial reporting agreements executed and delivered by tenants of the Mortgaged Property or by lease guarantors, together with all modifications and amendments to any of the foregoing.

"Financing Statements" means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required under this Agreement.

"Fiscal Year" means a twelve-month period of time commencing on the first day of January.

"Generally Accepted Accounting Principles" means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have theretofore been furnished to Bank by the applicable Person.

"Governing Body" means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

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"Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

"Governmental Authority" means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions pertaining thereto, which has or asserts jurisdiction over Bank, any Borrower Party, or any property of any of them.

"Ground Lease" means that certain Ground Lease dated as of July 7, 2008 between Ground Lessor, as ground lessor, and Current Owner, as ground lessee, together with any and all modifications or amendments at any time made thereto, which Ground Lease shall be assigned by the Current Owner to Borrower at or prior to the Closing pursuant to documentation acceptable to Bank.

"Ground Lessor" means Methodist Services, Inc., an Illinois not-for-profit corporation.

"Ground Lessor's Consent" means that certain Consent and Agreement of Ground Lessor, Ground Lessee and Leasehold Mortgagee of even date herewith, among Borrower, Ground Lessor and Bank, together with all modifications and amendments at any time made thereto.

"Hazardous Materials" and "Hazardous Substances" means "hazardous materials" and "hazardous substances" as defined under any applicable Environmental Law.

"Healthcare Laws" means all Laws of any Jurisdiction relating to the governance or provision of healthcare services or the operation of healthcare facilities, and any rules and regulations adopted and publications promulgated pursuant thereto, including, without limitation, any Laws, rules and regulations relating to obtaining or maintaining certificates of need, licenses, permits, authorizations and certificates for the Mortgaged Property, and the unauthorized practice of medicine.

"Improvements" means the "Improvements" as defined in the Mortgage.

"Indebtedness" means, as to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)         All obligations of such Person for borrowed money;

(B)         All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(C)         All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)         To purchase such indebtedness; or

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(2)         To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)         To supply funds to or in any other manner invest in the debtor;

(D)         All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(E)         All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee's balance sheet.

"Indemnified Losses" means all damages, dues, penalties, fines, costs (including costs of collection and court fees), amounts paid in settlement, taxes, losses, expenses, and fees (including Attorneys' Fees and expenses) actually incurred by Bank as a result of a Default.

"Interest Period" means each period commencing on the last day of the immediately preceding Interest Period and ending on the first Payment Due Date thereafter; provided (i) the first Interest Period shall commence on the date of closing and end on the first Payment Due Date thereafter, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, and (iii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

"Jurisdiction" means each and every nation or government or any political subdivision thereof.

"Land" means the "Land" as defined in the Mortgage.

"Laws" means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, and any requirement of Licenses and Permits, whether now in effect or hereafter enacted, including, without limitation, Construction Laws, Disability Laws, Environmental Laws and Healthcare Laws.

"LIBOR Business Day" means a day on which the office of Bank at which payments under this Agreement or the Note are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

"LIBOR Rate" means, for the applicable Interest Period, a per annum interest rate determined pursuant to the following formula:

LIBOR Rate =	London Interbank Offered Rate
1 - Reserve Requirement

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"Licenses and Permits" means all building permits, certificates of occupancy, and other permits, licenses, approvals, and authorizations of any Governmental Authority necessary to own, use, occupy, operate, or maintain the Mortgaged Property or any part thereof.

"Lien" means any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

"Loan" means the loan which Bank has agreed to advance to Borrower in accordance with the terms of Article II of this Agreement.

"Loan Amount" means up to Thirteen Million Five Hundred Forty-Four Thousand and No/100 Dollars ($13,544,000.00), but not more than 55% of the appraised value of the Mortgaged Property nor more than 55% of the purchase price of the Mortgaged Property.

"Loan Documents" means this Agreement, the Note, the Security Documents, the Carveout Guaranty, the Financial Reporting Agreements, the Closing Certificates, the Ground Lessor's Consent, and any and all other documents or instruments of any kind heretofore, contemporaneously herewith or hereafter executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loan, whether heretofore, simultaneously herewith, or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Bank Swap Documents).

"Loan Fee" means a fee in the amount of one-half of one percent (0.5%) of the Loan Amount (viz., a fee of $67,720.00), payable by Borrower to Bank at or prior to the Closing.

"London Interbank Offered Rate" means, with respect to any Interest Period, that rate for deposits in U.S. dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting serviced used by Bank, in its discretion, at the time such rate is determined) as of 11:00 a.m., London, England time on the day that is two LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by Bank from another recognized source or from one or more interbank quotations, in Bank's discretion).

"Management Agreement" means that certain Exclusive Management Agreement dated December 15, 2011 between Borrower, as Owner, and DASCO Realty Illinois, LLC, as Agent, together with any and all modifications or amendments at any time made thereto.

"Master Leases" (i) that certain Lease Agreement dated July 7, 2008 between the Current Owner, as landlord, and the Master Tenant, as tenant, with respect to the first floor of the Project, and (ii) that certain Medical Office Building Lease dated July 7, 2008 between the Current Owner, as landlord, and the Master Tenant, as tenant, with respect to the second and third floors of the Project, together with any and all modifications or amendments at any time made to any of the foregoing, which leases shall be assigned by the Current Owner to Borrower at or prior to the Closing pursuant to documentation acceptable to Bank.

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"Master Lease Guarantor" means Methodist Health Services Corporation, an Illinois not-for-profit corporation.

"Master Lease Guaranties" means (i) that certain Guaranty dated July 7, 2008, executed and delivered by Master Lease Guarantor in favor of the Current Owner with respect to the first floor of the Project, and (ii) that certain Guaranty dated July 7, 2008, executed and delivered by Master Lease Guarantor in favor of the Current Owner with respect to the second and third floors of the Project, both of which Guaranties shall be assigned by the Current Owner to Borrower at or prior to the Closing pursuant to documentation acceptable to Bank.

"Master Tenant" means Methodist Services, Inc., an Illinois not-for-profit corporation.

"Material Adverse Change" means the occurrence of an event giving rise to a Material Adverse Effect.

"Material Adverse Effect" means, as determined by Bank in Bank's commercially reasonable discretion, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower Party after the date of this Agreement; (b) the rights and remedies of Bank under any Loan Document; (c) the ability of any Borrower Party to perform its Obligations under any Loan Document to which it is or is to be a party; or (d) the priority of Bank's Lien.

"Maturity Date" means December 15, 2016 (viz., the date five years from the date of this Agreement).

"Mortgage" means that certain Leasehold Mortgage and Security Agreement of even date herewith, executed and delivered by Borrower in favor of Bank, together with all modifications and amendments at any time made thereto.

"Mortgaged Property" means the "Mortgaged Property" as defined in the Mortgage.

"Net Operating Income" means, as of an applicable date, as determined by Bank (i) gross revenues received by Borrower (including tenant reimbursements for operating expenses and additional rent) for a trailing twelve-month period arising from the Master Leases, less (ii) expenses incurred with respect to the Project during such twelve-month period, plus expense allocations for taxes and insurance, and reserves for replacement, all as customarily determined by Bank.

"Note" means that certain Promissory Note of even date herewith in the principal amount of $13,544,000.00, executed and delivered by Borrower in favor of Bank, and includes any amendment to or modification of such note and any promissory note given in extension of or renewal of or in substitution for, such note.

"Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by any Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, including, without limitation, obligations incurred pursuant to and/or in connection with any Loan Document or Bank Swap Document, and any and all extensions and renewals of any of the same, including, but not limited to, the obligation:

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(A)         To pay the principal of and interest on the Note in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B)         To repay to Bank all amounts advanced by Bank hereunder, under any of the Loan Documents or otherwise on behalf of Borrower, including, but without limitation, future advances and advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to or maintenance or storage of, any of the Collateral;

(C)         To pay, repay or reimburse to Bank Party the Bank Swap Obligations; and

(D)         To reimburse Bank, on demand, for all of Bank's expenses and costs, including Attorneys' Fees and expenses, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

"Ordinary Course of Business" means an action taken by a Person only if:

(A)         Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B)         Such action is not required to be authorized by the Governing Body of such Person;

(C)         Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are of the same relative size and in the same line of business as such Person.

"Organizational Documents" means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

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"Participant" means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

"Payment Due Date" means the fifteenth (15th) day of each calendar month during the term of this Agreement.

"Permitted Leases and Other Transfers of Collateral" means (i) the Master Leases and other leases and transfers of Collateral approved by Bank in its reasonable discretion; and (ii) easements or similar conveyances reasonably necessary to permit operation of the Mortgaged Property as contemplated by this Agreement, including easements to public utilities, Governmental Authorities, or right-of-way conveyances.

"Permitted Liens" means:

(A)         Bank's Lien;

(B)         Liens as set forth in the Title Insurance Policy;

(C)         The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1)         If the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, (a) Liens for taxes, assessments or charges due and payable and subject to interest or penalty, (b) Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; (c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and (d) adverse judgments on appeal;

(2)         Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old age pensions or other social security programs;

(3)         Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

(4)         Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets.

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"Person"  means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

"Petroleum Products"  means "petroleum products" as defined under any applicable Environmental Law.

"Place for Payment"   means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

"Project"  means an approximately 73,303 square foot medical office building and related improvements located at the Land.

"Qualified Equityholder"  means (i) American Realty Capital Healthcare Trust, Inc., or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) has total assets (in name or under management) in excess of $250,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder's equity in excess of $50,000,000.00 (in both cases, exclusive of the Project), and (y) is regularly engaged in the business of owning and operating commercial properties in major metropolitan areas, and/or (iii) any other Person approved by Bank.

"Quarter"  means a period of time of three consecutive calendar months. "Quarter-End" means the last day of each of March, June, September and December.

"Records"  means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

"Regulation D"  means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation "T", Regulation "U", or Regulation "X" means Regulation T, Regulation U. or Regulation X of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

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"Rents"  means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

"Required Endorsements"  means an ALTA Comprehensive 1 endorsement, a survey endorsement specifically insuring Bank that the survey required herein is accurate and accurately depicts the same real estate covered by the Title Insurance Policy, an access endorsement, a usury endorsement, a variable rate endorsement, endorsements for future advances under the Mortgage, endorsements for mechanics' and materialmen's liens, and any other endorsements of the Title Insurance Policy required by Bank.

"Reserve Requirement"  means the weighted average during an Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) which is imposed under Regulation D.

"Security Documents"  means all documents or instruments of any kind executed or delivered in connection with the Loan, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in Borrower Party's assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgage, the Assignment of Rents and Leases, the Assignment of Management Agreement, and the Financing Statements.

"Solid Wastes"  means "solid wastes" as defined under any applicable Environmental Law.

"Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Swap Agreement"  means a Swap Document to be entered into by Borrower with a Bank Party prior to the closing of the Loan, with respect to the entire amount of the Loan and the entire term of the Loan.

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"Swap Documents"   means (a) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (b) any combination of the foregoing; or (c) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

"Third Party"  means any Person not a party to this Agreement.

"Title Insurance Company"  means a title insurance company acceptable to Bank in its discretion and authorized under applicable Law to issue the Title Insurance Policy.

"Title Insurance Policy"  means a standard ALTA form title insurance policy with respect to the Mortgaged Property and acceptable to Bank in its discretion, containing the Required Endorsements, dated the date of Closing and endorsed or "dated-down" to a date no more than three (3) days prior to each Advance, and issued by the Title Insurance Company to Bank upon the Mortgaged Property, subject only to those exceptions and matters of title acceptable to Bank, in Bank's discretion, including the Permitted Liens.

"Unsecured Indebtedness"  means Indebtedness not secured by any Lien.

"Voting Power"  means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

"Without Notice"  means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be expressly required by applicable Law.

1.2           Accounting Terms. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3           UCC Terms. As used herein, "Accounts", "Chattel Paper", "Commercial Tort Claims", "Deposit Accounts", "Documents", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Rights", "Payment Intangible", "Proceeds", "Support Obligations", and other terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such capitalized words and phrases shall have the meanings attributed to those terms under such other Jurisdiction).

1.4           Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, and use of the terms "herein", "hereof', and "hereunder" shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided.

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1.5           Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding", and the word "through" means "through and including".

1.6           Reference to Borrower Parties and Bank Parties. Any reference in this Agreement to (i) "Borrower Party" shall mean each and any Borrower Party, singularly; (ii) "Bank Party" shall mean each and any Bank Party, singularly; (iii) "Borrower Parties" shall mean all of the Borrowers Parties, collectively; and (iv) "Bank Parties" shall mean all of the Bank Parties, collectively.

1.7           Bank Swap Documents. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Bank Swap Document; (ii) any default or event of default under any Bank Swap Document shall constitute an Event of Default under this Agreement; and (iii) the right of Bank to accelerate any of the Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Bank Swap Documents.

1.8           Bank as Agent for Other Bank Parties. To the extent that any Lien is granted to Bank in this Agreement or under any Loan Document as security for any Obligation of any Borrower Party to any Bank Party other than Bank, the Lien so granted shall be deemed to be a Lien granted to Bank as agent for such other Bank Party, without the necessity of any act or consent of any Person.

ARTICLE II

2.           THE LOAN.

2.1           General Terms. Subject to the terms hereof, Bank will lend Borrower, in a single Advance on or about the date of the Closing, an amount not to exceed the Loan Amount.

2.2           The Note. Borrower's obligation to repay the Loan shall be evidenced by the Note.

2.3           Interest Rate. During the entire term of this Agreement, the outstanding principal balance of the Note shall bear interest at the Adjusted LIBOR Rate during each applicable Interest Period.

2.4           Payments of Principal and Interest. Principal and interest on the Loan shall be payable as follows:

(A)         On the first Payment Due Date following the date of the Note, and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Note is paid in full, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Note.

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(B)         If not earlier demanded pursuant to Section 8.3 hereof, the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Maturity Date.

2.5           Use of Proceeds of the Loan. The proceeds of the Loan shall be used (i) to pay a portion of the purchase price of the Project, and (ii) to pay closing costs with respect to the Loan.

ARTICLE III

3,           PAYMENTS, ADDITIONAL COSTS, ETC.

3.1           Default Rate. Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the interest rate payable on the Loan shall be the Default Rate.

3.2           Payments Under Bank Swap Documents. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if all or any portion of the Loan is subject to a Bank Swap Document, and such Bank Swap Document provides for a payment schedule for principal and interest contrary to the provisions of this Agreement or any other Loan Document, the payment schedule set forth in such Bank Swap Document shall govern with respect to that portion of the Loan subject to such Bank Swap Document.

3.3           Late Payments. If any scheduled payment, whether principal, interest or principal and interest (other than the payment due on the Maturity Date), is late twelve (12) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws nor less than $10.00. The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

3.4           Payment to Bank.

(A)         All sums payable to Bank under this Agreement or under any other Loan Document shall be paid directly to Bank in immediately available funds or by good check at the Place for Payment. If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which Borrower deems to be incorrect.

(B)         All payments to be made by Borrower hereunder will be made to Bank not later than 2:00 p.m. at the Place for Payment on the date payment is due. Payments received after 2:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 2:00 p.m. at the Place for Payment on the next succeeding Business Day.

(C)         Bank shall charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder, and Borrower hereby authorizes Bank to charge Borrower's accounts with Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

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(D)         At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied. In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments to the Obligations as Bank may determine in its discretion.

3.5           Prepayment. Borrower may pre-pay the Loan in full or, from time to time, in part, without premium or penalty (except any costs associated under any Bank Swap Document with respect to the termination of any swap). In the ease of any partial prepayment, Bank shall have the right to require and shall permit the remaining principal balance to be re-amortized over the remaining term of the Loan. All partial prepayments, whether voluntary or mandatory, shall be applied against the next principal payment of the Loan next coming due and in the inverse order of maturity, and no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

3.6           No Setoff or Deduction. All payments of principal and interest on the Loan and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loan and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within thirty days after the date any such payment is due pursuant to applicable Laws.

3.7           Payment on Non-Business Day; Payment Computations. Whenever any installment of principal of, or interest on, the Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

3.8           Additional Costs.

(A)         In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the income of Bank), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, any other Loan Document or the Loan, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loan or to reduce the amount of any sum receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced sum receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to the Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

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(B)         In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank) and Bank determines that the amount of such capital is increased by or based upon the existence of Bank's obligations hereunder and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank from time to time, upon request by such Bank, additional amounts sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank determines to be allocable to the existence of such Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank shall be conclusive and binding for all purposes absent manifest error in computation.

3.9           Illegality and Impossibility. In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), shall make it unlawful or impossible for Bank to maintain the Loan under this Agreement, Borrower shall, within ninety (90) days of receipt of notice thereof from Bank repay in full the then outstanding principal amount of the Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on the last day of the then current Interest Period, if Bank may lawfully continue to maintain the Loan to such day, or (b) immediately if Bank may not continue to maintain the Loan to such day.

3.10 360-Day Year. All interest payable under the Note shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

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3.11 Indemnification. If Borrower makes any payment of principal with respect to the Loan on any other date than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Advance after notice has been given to Bank in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of the Loan when due, Borrower shall reimburse Bank on demand for all Indemnified Losses incurred by Bank, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from a Third Person, whether or not Bank shall have funded or committed to fund the Advance. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the Advance through the purchase of an underlying deposit in an amount equal to the amount of the Advance in the relevant market and having a maturity comparable to the related Interest Period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund the Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

3.12 No Requirement to Actually Obtain Funds. Notwithstanding the fact that the interest rate pursuant to the Loan may be calculated based upon Bank's cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

3.13 Usury Limitation. If, at any time, the interest rate payable on the Loan shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the interest rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

ARTICLE IV

4.            CONDITIONS PRECEDENT.

The obligation of Bank to make the Loan and any Advance thereof is subject to the following conditions precedent:

4.1                          Documents Required at Closing. Prior to or concurrently with the Closing, the following instruments, documents, and things duly executed by all proper Persons, and all in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A)         This Agreement;

(B)         The Note;

(C)         The Mortgage, together with the following:

(1)         Evidence that the Mortgage has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid;

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(2)         The Title Insurance Policy, with the Required Endorsements and in an amount acceptable to Bank, issued by the Title Insurance Company, insuring the Mortgage to be a valid first Lien on the Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics' and materialmen's Liens), excepting only Liens approved by Bank in its discretion, and providing for such other affirmative insurance as Bank may deem necessary or desirable;

(3)         Such consents and agreements of lessors, lessees, and other Third Persons, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable;

(4)         Evidence that all other action that Bank may deem necessary or desirable in order to create a valid first Lien on the Mortgaged Property has been taken;

(5)         The Assignment of Rents and Leases, together with evidence that the Assignment of Rents and Leases has been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Collateral described therein in favor of Bank and that all filing and recording taxes and fees have been paid;

(D)         The Assignment of Management Agreement, together with a copy of the Management Agreement;

(E)         The Carveout Guaranty;

(F)         The Closing Certificates;

(G)         The Financing Statements, together with evidence that the Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Collateral described therein in favor of Bank and that all filing and recording taxes and fees have been paid;

(H)         The Swap Agreement;

(I)         With respect to each Borrower Party (other than a Borrower Party that is an individual), a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower Party signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1)         A copy of the resolutions of such applicable Person's Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

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(2)         A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person's Organizational Documents filed with such secretary of state (or similar Governmental Authority); and

(3)         A copy of such Person's other Organizational Documents;

A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party (other than a Borrower Party that is an individual) is organized as to the existence and good standing of each such Person within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of Borrower as a foreign entity doing business in each such state;

(K)         Written opinions of counsel to the Borrower Parties, dated as of the date of Closing and addressed to Bank;

(L)          Financial statements of Borrower Parties, the Master Tenant and the Master Lease Guarantor;

(M)         UCC-11 reports showing no Liens superior to Bank's Lien on the Collateral;

(N)         Evidence satisfactory to Bank that Borrower has obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(0) An ALTA form survey of the Mortgaged Property, prepared by an approved surveyor and in accordance with Bank's requirements, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) one or more flood insurance policies satisfactory to Bank;

(P)         An appraisal of the Mortgaged Property, made at Borrower's expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank and meeting the requirements of Bank, and reflecting a loan to value ratio of not more than 55%;

(Q)         An environmental/hazardous substances survey and report, in form and substance as approved by Bank, and reports and certifications in such form and from such Person(s) as Bank may require setting forth with such particularity as may be required by Bank: (i) the plans for removal of any and all Hazardous Substances, Petroleum Products and Solid Wastes located on the Mortgaged Property, if any, including an appropriate verification that such removal will be accomplished in accordance with applicable Law; (ii) the qualifications of those Persons engaged to so remove the Hazardous Substances, Petroleum Products and Solid Wastes; and (iii) upon completion of the removal of the Hazardous Substances, Petroleum Products and Solid Wastes, certification that the Hazardous Substances, Petroleum Products and Solid Wastes have in fact been removed;

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(R)         A certificate of compliance with applicable restrictive or protective covenants, and certifications by appropriate Governmental Authorities (or other Persons acceptable to Bank) satisfactory to Bank, and in forms acceptable to Bank, reflecting that the use of the Project will conform with all Laws, including, without limitation, applicable zoning regulations;

(S)         The Ground Lease, as assigned to Borrower, together with the Ground Lessor's Consent;

(T)         The Master Leases as assigned by the Current Owner to Borrower, together with subordination, non-disturbance and attornment agreements with respect thereto;

(U)         The Master Lease Guaranties, as assigned by the Current Owner to Borrower;

(V)         A copy of the purchase closing statement for the Project, reflecting a loan to cost ratio of not more than 55%; and

(W)         Evidence satisfactory to Bank of the closing of a loan from Bank to an Affiliate of American Realty Capital with respect to such Affiliate's purchase of a 39,220 square foot medical office building in Odessa, Texas.

4.2           Certain Events. At the time of Closing, all legal matters incidental thereto shall be satisfactory to Gibbons Graham LLC, counsel to Bank, and at the time of each Advance:

(A)         No Default shall have occurred and be continuing;

(B)         No Material Adverse Change shall have occurred;

(C)         All of the Loan Documents shall have remained in full force and effect; and

(D)         Borrower shall have paid all fees, expenses, costs, and other amounts then owing to Bank, including the Loan Fee.

4.3           Election to Make Advances Prior to Satisfaction of Conditions Precedent. In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

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ARTICLE V

5.            COLLATERAL SECURITY

5.1           Grant of Lien.

(A)         As security for the prompt satisfaction of all Obligations, Borrower hereby assigns, transfers, and sets over to Bank all of Borrower's Interest in and to, and grants Bank a Lien on, upon and in the Collateral.

(B)         No submission by Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Bank.

5.2           Maintenance of Lien.

(A)         Borrower authorizes Bank to file one or more Financing Statements (including initial financing statements and continuation and amendment statements) to perfect Bank's Lien pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.

(B)         Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to file any Financing Statement in the name of Borrower, and to perform all other acts that Bank deems appropriate to perfect and continue Bank's Lien and to protect and preserve the Collateral.

(C)         In connection with Bank's Lien, Borrower will:

(1)         Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents in form satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

(2)         Take such other steps as Bank, from time to time, may direct to protect, perfect, and maintain Bank's Lien.

ARTICLE VI

6.           REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank, knowing that Bank will rely on such representations and warranties as an inducement to make the Loan, that:

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6.1           Existence. Borrower is a duly organized and existing Delaware limited liability company in good standing, is duly qualified to do business in Illinois and in all other Jurisdictions in which its business interest requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.

6.2           Authority. The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower Party a party thereto. All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms, and Bank will be entitled to the benefits of all of the Loan Documents.

6.3           Consents or Approvals. No consent of any Third Party and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Party is required either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby; (ii) for the mortgage, pledge, assignment, or grant by any Borrower Party of Bank's Lien; (iii) for the perfection or maintenance of Bank's Lien, except for the recording of the Mortgage and the Financing Statements; (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral; or (v) for the operation of Borrower's business. All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

6.4           Violations or Actions Pending. There are no actions, suits, or proceedings pending or, to Borrower's knowledge, threatened, which might have a Material Adverse Effect or which might impair the value of the Collateral. To Borrower's knowledge, (i) Borrower is not in violation of any agreement, the violation of which will or might reasonably be expected to have a Material Adverse Effect, and (ii) Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower is subject. The execution and performance of this Agreement by Borrower will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower.

6.5           Tax Returns. All federal, state, local and other tax returns and reports of Borrower required by Laws have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

6.6           Financial Statements. All financial statements of Borrower heretofore given and hereafter to be given to Bank are and will be true and complete in all material respects as of their respective dates, and fairly represent and will fairly represent the financial conditions of Borrower, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, unless Borrower notifies Bank in writing of the same.

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6.7           Title. Borrower has good and marketable title to all its assets, including, without limitation, Borrowers Interest in the Collateral, subject to no Liens, except for Permitted Liens.

6.8           Solvency. Borrower is Solvent.

6.9           Priority of Liens. Bank's Lien constitutes a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens.

6.10 Accuracy of Documents. All documents and other things furnished to Bank by or on behalf of any Borrower Party as part of or in support of the application for the Loan or pursuant to this Agreement are true, correct, complete and accurately represent the matters to which they pertain.

6.11 Environmental and Healthcare Laws. Neither the Mortgaged Property nor Borrower is in violation of or subject to any existing, pending or, to Borrower's knowledge, threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws or Healthcare Laws, and there are no facts, conditions or circumstances known to it which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable Governmental Authority, and Borrower will promptly notify Bank if Borrower becomes aware of any such facts, conditions or circumstances or any such investigation or inquiry. Borrower has not obtained and is not required to obtain any Governmental Approvals to occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Mortgaged Property by reason of any Environmental Laws or Healthcare Laws; and to Borrower's knowledge, no Petroleum Products, Hazardous Substances or Solid Wastes have been disposed of or released on the Mortgaged Property, and Borrower covenants and agrees that it will not violate any Environmental Laws or Healthcare Laws in connection with its ownership and use of the Mortgaged Property, including any violation arising from the disposal or release of Petroleum Products, Hazardous Substances or Solid Wastes on the Mortgaged Property. Notwithstanding anything to the contrary herein, Borrower shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys' Fees and costs incurred by Bank in the event Borrower or the Mortgaged Property (whether or not due to any fault of Borrower) is hereafter determined to be in violation of any Environmental Laws or Healthcare Laws (excluding, however, any conditions caused by materials placed on the Mortgaged Property after the Environmental Liability Release Date), and this indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loan.

6.12 Restrictions and Covenants Affecting the Mortgaged Property. Neither Borrower nor the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property, and the use of the Mortgaged Property as contemplated in this Agreement (a) will not violate any easements, covenants or restrictions affecting the Mortgaged Property and (b) will satisfy all affirmative obligations of Borrower pursuant to any easements, covenants or restrictions affecting the Mortgaged Property.

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6.13 Condemnation. There are no proceedings pending, or, to Borrower's knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the use of the Mortgaged Property.

6.14 Compliance with Laws. All necessary action has been taken to permit full use of the Mortgaged Property for its intended purpose under applicable Laws, and the Mortgaged Property complies with all applicable Laws.

6.15 Assigned Documents.

(A)         Borrower is (or, with respect to any Assigned Documents hereafter made, will be) the sole owner and holder of Borrower's Interest in each Assigned Document, and Borrower has not transferred or otherwise assigned any interest of Borrower as a party to any Assigned Document.

(B)         Each of the Assigned Documents is (or, with respect to any Assigned Documents hereafter made, will be) valid and enforceable in accordance with its respective terms, and in full force and effect, and has not been (or, with respect to any Assigned Documents hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted in this Agreement.

(C)         None of the Rents has been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to this Agreement.

(D)         None of the Rents, for any period subsequent to the date of this Agreement, has been or will be collected in advance of the time when such Rents become due under the terms of the Assigned Leases.

6.16 Continuing Effectiveness. All representations and warranties contained herein shall be deemed continuing and in effect at all times while Borrower remains indebted to Bank pursuant to the Loan and shall be deemed to be incorporated by reference in each requisition for an Advance unless Borrower specifically notifies Bank of any change therein.

6.17 Anti-Terrorism Laws.

(A)         General. No Borrower Party is in violation of any Anti-Terrorism Law, and no Borrower Party engages in or conspires to engage in any transaction that evades or avoids, or has .the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B)         Executive Order No. 13224.

(1)         No Borrower Party is any of the following (each a "Blocked Person"):

(a)          A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

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(b)          A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)          A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)          A Person that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

(e)          A Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

A Person who is affiliated with a Person listed above.

(2)         No Borrower Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

ARTICLE VII

7.           THE BORROWER'S COVENANTS

Borrower does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, Borrower at all times will comply or cause to be complied with the following covenants:

7.1           Affirmative Covenants.

(A)         Borrower will duly and promptly pay and perform all of Borrower's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Bank Swap Documents, and will cause each other Borrower Party to perform such other Borrower Party's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Bank Swap Documents.

(B)         Borrower will use the proceeds of the Loan only for the purposes permitted herein, and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)         Borrower will furnish or cause to be furnished to Bank during the term of the Loan (and Bank agrees that any of the financial reporting requirements set forth below may be satisfied by Bank being provided access to publicly filed information satisfying such financial reporting requirements):

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(1)         With respect to Borrower, (a) no later than forty-five (45) days after each Quarter-End during the term of this Agreement {other than the Quarter-End of December 31), a management-prepared income statement, balance sheet, statement of cash flows and compliance certificate with respect to the Debt Service Coverage Requirement (in a form satisfactory to Bank), for the preceding Quarter, and (b) no later than ninety (90) days after each Fiscal Year-End during the term of this Agreement, a management-prepared income statement, balance sheet, statement of cash flows and compliance certificate with respect to the Debt Service Coverage Requirement (in a form satisfactory to Bank), for the preceding Fiscal Year, all in reasonable detail, including all supporting schedules and comments;

(2)         With respect to Master Tenant, no later than one hundred twenty (120) days after each fiscal year-end during the term of this Agreement, a management-prepared income statement and balance sheet for the preceding fiscal year, all in reasonable detail, including all supporting schedules and comments; and

(3)         With respect to Master Lease Guarantor, no later than one hundred twenty (120) days after each fiscal year-end during the term of this Agreement, an audited income statement and balance sheet for the preceding fiscal year, all in reasonable detail, including all supporting schedules and comments.

(D)         Borrower will engage in no business or activity other than the development, ownership, management, leasing and operation of the Project and activities incidental thereto. Borrower will (i) enter into no contract or agreement with any Person except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person; (ii) make no loan or advance to any Person; (iii) hold itself out to the public as a legal entity separate and distinct from any other Person; (iv) conduct business in its own name and shall maintain and utilize separate stationery, invoices and checks; (v) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and (vi) maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(E)         Borrower will duly and promptly perform all of Borrower's obligations under the Ground Lease and the Assigned Leases according to the terms thereof.

(F)         Borrower will pay all commitment and loan fees of Bank when due, all inspection fees of Bank, all fees and charges of any inspector retained by Bank, all fees of any "tax-service" firm reporting on the payment of ad valorem taxes, all expenses involved in perfecting Bank's Lien or the priority of Bank's Lien, and all other expenses of Bank related to the Loan, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, architects', engineers' and Attorneys' Fees (including Attorneys' Fees at trial and on any appeal by either Borrower Party or Bank), real property taxes and insurance premiums.

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(G)         Borrower will notify Bank promptly of any litigation instituted or threatened against any Borrower Party in writing, any Liens filed by the Internal Revenue Service against any Borrower Party, the Collateral, any audits of any Federal or State tax return of any Borrower Party, and the results of any such audit; will notify Bank promptly of any condemnation or similar proceedings with respect to any of the Collateral, any proceeding seeking to enjoin the intended use of the Project, and of all changes in governmental requirements pertaining to the Project, utility availability, and any other matters which could be expected to adversely affect Borrower's ability to perform its obligations under this Agreement or any other Loan Document.

(H)         Borrower will permit Bank and its agents to have access to the Collateral at reasonable times and upon reasonable advance notice to Borrower, provided, however, that Bank shall exercise its best efforts so as to not interfere with the business operations of Borrower or any tenant of the Project.

(I)         Borrower will cause, or permit Bank to cause, the Project to be reappraised at Borrower's expense at any time during the term of this Agreement; provided, however, that except after a Default or if required by regulatory authorities, Bank shall not require a reappraisal at Borrower's expense more than once in any eighteen-month period (and Bank may have the Project reappraised at Bank's expense at any time).

(J)         Borrower will certify to Bank, within ten (10) Business Days after written request by Bank, that:

(1)         Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(2)         There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)         The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate.

(K)         Borrower will, at reasonable times and upon reasonable written notice, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor. Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(L)         Borrower will keep accurate and complete Records, consistent with sound business practices.

(M) Borrower will notify Bank thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new place of business, or the discontinuance of any existing place of business.

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(N)         Borrower will notify Bank promptly if it becomes aware of the occurrence of any Default, or if it becomes aware of any Material Adverse Change or any suit or proceeding involving it that might have a Material Adverse Effect.

(0) Borrower will notify Bank promptly if it becomes aware of the termination of the Ground Lease, any Master Lease or any Master Lease Guaranty, or the occurrence of any event that might give rise to the termination of the Ground Lease, any Master Lease or any Master Lease Guaranty.

(P)         Borrower will pay or cause to be paid when due, and before the accrual of penalties thereon, all taxes, including all real and personal property taxes and assessments levied or assessed against Borrower or the Mortgaged Property, and will provide Bank with receipted bills therefor if requested by Bank.

(Q)         Borrower will cause the Mortgaged Property to be maintained in good and safe condition and repair, and shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation or similar proceeding (subject, however, to the provisions of Section 7.3 hereof).

(R)         Borrower will (i) keep the Collateral free from all Liens except the Permitted Liens; (ii) pay promptly all Persons supplying work or materials in connection with any construction at the Mortgaged Property; (iii) immediately discharge, or make other arrangements acceptable to Bank with respect to, any mechanic's or other Lien filed against the Collateral or Borrower; and (iv) duly perform and observe all agreements, covenants and restrictions with respect to the Permitted Liens and with respect to any other easement, covenant or restriction now or hereafter affecting the Collateral.

(S)         Borrower shall maintain the Debt Service Coverage Requirement.

(T)         During the entire term of this Agreement, Borrower shall maintain all of Borrower's operating accounts with respect to the Project only with Bank.

7.2           Negative Covenants.

(A)         Borrower will not change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve.

(B)         Borrower will not sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of the Collateral, except for Permitted Leases and Other Transfers of Collateral.

(C)         Borrower will not become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Third Party in an amount exceeding $10,000.00 in the aggregate.

(D)         Borrower will not issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by the owners of such Equity Interests which results in a Change in Control of Borrower.

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(E)         Borrower will cause Carveout Guarantor to not issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Carveout Guarantor by the owners of such Equity Interests which results in a Change in Control of Carveout Guarantor; provided, however, that transfers of direct ownership interests in Carveout Guarantor by any Person shall be permitted and shall not require Bank's consent or the payment of any fee (other than Attorneys' Fees of Bank's counsel), provided that (1) no Default has occurred and is continuing, (2) at all times Carveout Guarantor is controlled by one or more Qualified Equityholders, (3) Borrower provides Bank with copies of all instruments effecting such transfer upon Bank's request, and (4) Borrower gives Bank thirty (30) days' prior notice of such transfers. In connection with such transfer, the substitution of a new guarantor shall be permitted and shall not require Bank's consent or the payment of any fee (other than Attorneys' Fees of Bank's counsel), provided that the new guarantor (1) shall have a net worth in excess of $25,000,000.00, and (2) shall execute and deliver a new guaranty in form and substance substantially similar to that delivered to Bank at closing and such other documents and instruments as may be reasonably required by Bank.

(F)         Borrower will not incur, create, assume, or permit to exist any Indebtedness except:

(1)         The Loan;

(2)         Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any; and

(3)         Indebtedness incurred in Borrower's Ordinary Course of Business, so long as such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien.

(G)         Unless there is first obtained the prior written approval of Bank (which approval shall not be unreasonably withheld, conditioned or delayed), Borrower will not permit any changes to the Ground Lease, any Master Lease, any Master Lease Guaranty or any form of tenant lease to be used by Borrower in connection with the Project.

(H)         Borrower will not knowingly furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(I)         Borrower will not, directly or indirectly, apply any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation T, Regulation U, or Regulation X, or any regulations, interpretations or rulings thereunder.

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Borrower will not treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in compliance with all Environmental Laws.

(K)         Borrower will not mortgage, assign, pledge or grant any mortgage, security interest, or other right in any Collateral to any Person other than Bank (other than Permitted Liens), nor permit any Lien to attach to any Collateral or any levy to be made thereon or any financing statement to be on file in any public office with respect to any of the Collateral (except financing statements of Bank or as may be filed in connection with Permitted Liens).

(L)         Borrower will not declare or pay any dividends, or make any other payment or distribution to any of its Equity Owners if such payment or distribution would otherwise give rise to a Default.

7.3           Insurance and Condemnation Covenants.

(A)         Borrower will obtain and maintain, or cause to be obtained and maintained, at all times while Borrower is indebted to Bank, at Borrower's sole expense: (a) the Title Insurance Policy; (b) insurance as more particularly described on the attached Schedule 7.3; and (c) such other insurance on the Mortgaged Property as may from time to time be required by Bank (including, but not limited to, boiler and machinery insurance, earthquake insurance, and war risk insurance) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any Bankruptcy, receivership or similar proceeding or if in Bank's opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall, in each instance promptly upon the request of Bank and at Borrower's expense, obtain and deliver to Bank a like policy (or, if and to the extent permitted by Bank, a certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Documents, as the case may be. If requested by Bank, originals of each initial insurance policy (or to the extent permitted by Bank, a copy of the original policy) shall be delivered to Bank at the time of execution of this Agreement, with premiums fully paid, and each renewal or substitute policy (or certificate) shall be delivered to Bank, with premiums fully paid, at least ten (10) days before the termination of the policy it renews or replaces. Borrower shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence satisfactory to Bank of the timely payment thereof In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Bank the insurance required by this Section, Bank may procure such insurance or single-interest insurance for such risks covering Bank's interest, and Borrower will pay all premiums thereon promptly upon demand by Bank. Until such payment is made by Borrower, the amount of all such premiums shall be added to and become part of the Obligations. If any loss occurs at any time when Borrower has failed to perform Borrower's covenants and agreements in this Section, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Bank. Upon any foreclosure of the Mortgage or transfer of title to the Mortgaged Property in extinguishment of the whole or any part of the Loan or any other amounts owing by Borrower to Bank, all of Borrower's right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies, and Bank is hereby irrevocably appointed by Borrower as attorney-in-fact for Borrower to assign any such policy to said purchaser or other such transferee without accounting to Borrower for any unearned premiums thereon. Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Mortgaged Property, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be added to and become part of the Obligations and shall be due and payable to Bank on demand. Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower. Any such proceeds received by Bank shall be applied and disbursed as provided in this Agreement. Borrower appoints Bank as Borrower's attorney-in-fact to cause the issuance of or an endorsement of any policy and to otherwise bring Borrower into compliance with the provisions of this Section and to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy.

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(B)         Subject to the provisions of the immediately succeeding paragraph, after deducting from said insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, Bank shall apply the same (i) to the payment of the Obligations, whether or not due and in whatever order Bank elects, (ii) to the repair and/or restoration of the Mortgaged Property, or (iii) for any other purposes or objects for which Bank is entitled to advance funds hereunder, all without affecting Bank's Lien, and any balance of such monies then remaining shall be paid to Borrower or the Person lawfully entitled thereto. Bank shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure.

(C)         Notwithstanding the provisions of 7.3(B) to the contrary, if requested by Borrower, Bank agrees that the proceeds of any insurance or any part thereof (after deducting therefrom all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees) will be made available by Bank (consistent with disbursement procedures and subject to such terms and conditions as provided hereunder with respect to Advances to be made hereunder) to be applied by Borrower to restoration or repair of the Mortgaged Property provided the following conditions are met:

(I)         There exists no Default;

(2)         Borrower presents sufficient evidence satisfactory to Bank that (A) the Improvements are capable of being, and will be, restored in compliance with all applicable Laws to an architectural whole and to substantially the same condition and value as prior to the casualty, (B) restoration of the Improvements to an architectural whole will be completed on or before the Maturity Date, (C) there are sufficient funds from such insurance proceeds and other available monies, to completely restore or repair the Improvements to an architectural whole, as well as to maintain relevant debt service coverages and other operating expenses, and (D) Bank will not incur any liability to any other Person as a result of such use or release of insurance proceeds;

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(3)         The plans and specifications for restoration or repair are approved in writing by Bank, in its discretion;

(4)         All parties having existing or expected possessory interests in the Improvements agree to continue, in a manner reasonably satisfactory to Bank, to fulfill the contract terms then in effect following the restoration or repair (including, without limitation, the payment of rent or other sums without abatement or reduction except as approved by Bank, in its discretion), or Borrower shall deliver security reasonably satisfactory to Bank, in its discretion, or evidence of adequate proceeds of business interruption insurance, to substitute for the loss of income caused by the failure of any such possessory interest to agree to continue to fulfill the contract terms then in effect following restoration or repair;

(5)         All parties having operating, management or franchise interests in, and arrangements concerning, the Improvements, if any, are contractually obligated to continue their interests and arrangements for the contract terms then in effect following the restoration or repair;

(6)         All parties having commitments to provide financing with respect to the Improvements, to purchase Borrower's Interest in full or in part in the Improvements, or to purchase all or any part of the Loan, agree in a manner reasonably satisfactory to Bank that their commitments will continue in full force and effect and, if necessary, the expiration of such commitments will be extended by the time necessary to complete the restoration or repair; and

(7)         Borrower shall enter into such agreements and deliver such other documents and other things as may be reasonably required by Bank in connection with the disbursement of all such proceeds.

If the foregoing conditions are satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be held by Bank and, after deducting from said insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, Bank shall disburse the net insurance proceeds to or on behalf of Borrower (pursuant to a procedure reasonably satisfactory to Bank) as repair or restoration progresses and to the extent such proceeds are required to defray the expenses of such restoration or repair; and to the extent any such proceeds are not required to defray the expenses of such restoration or repair, Bank may, at its option, apply any such unused proceeds as provided for in the immediately preceding paragraph (B) of this Section. At all times during such restoration or repair, Borrower shall deposit with Bank funds which, when added to insurance proceeds on deposit with Bank, are sufficient to complete the restoration or repair of the Improvements to an architectural whole, as determined by Bank in Bank's discretion, in accordance with the approved plans and specifications and all applicable Laws, including, but not limited to, Construction Laws.

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If the conditions set forth in clauses (1) through (7) of this Section are not satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be disbursed as provided for in the immediately preceding paragraph (B) of this Section.

(D)         If all or any portion of the Mortgaged Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof), either temporarily or permanently, other than an insubstantial taking which does not materially adversely affect access or the use of the Mortgaged Property for its intended purposes, then a portion of or the entire Obligations shall, at the option of Bank, immediately become due and payable. Borrower, immediately upon obtaining knowledge of the institution, or the proposed, contemplated or threatened institution of any action or proceeding for the taking through condemnation of the Mortgaged Property or any part thereof will notify Bank, and Bank is hereby authorized, at its option, to commence, appear in and prosecute, through counsel selected by Bank, in its own or in Borrower's name, any action or proceeding relating to any condemnation. Borrower may compromise or settle any claim for compensation, but shall not make any compromise or settlement for an award unless all of the Obligations are paid and satisfied in full, without the prior written consent of Bank. All such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by Borrower to Bank, and Bank is authorized, at its option, to collect and receive all such compensation, awards or damages and to give proper receipts and acquittances therefor without any obligation to question the amount of any such compensation, awards or damages. After deducting from said condemnation proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, the net proceeds shall be dealt with by Bank in accordance with, and subject to, the same terms and conditions as set forth in Paragraph (B) or Paragraph (C), as applicable, of Section 7.3 hereof as if the condemnation proceeds were insurance proceeds and as if the date the condemnation proceeds become payable to Borrower was the date of loss.

7.4           Assigned Document Covenants.

(A)         Except as may otherwise be expressly provided for in this Agreement, including the immediately following paragraph, Borrower shall (a) observe and perform all the obligations imposed upon Borrower under each Assigned Document; (b) not do, or permit to be done, anything to impair the security of any Assigned Document; (c) promptly send to Bank copies of each notice of default which Borrower shall send or receive under the Assigned Documents; (d) enforce the performance and observance of the provisions of each Assigned Document; (e) not collect any of the Rents except as set forth in this Agreement; (f) not subordinate any Assigned Document to any Lien, or permit, consent, or agree to any such subordination without the prior written consent of Bank; (g) not convey or transfer, and shall not suffer or permit a conveyance or transfer of, the Mortgaged Property, or of any interest in the Mortgaged Property, so as to affect directly or indirectly, approximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of any other party to and under any Assigned Lease; (h) not consent to any assignment of, or subletting under, any Assigned Lease without the prior written consent of Bank (which consent shall not be unreasonably withheld, conditioned or delayed); (i) at Bank's request, execute any documentation confirming the assignment and transfer to Bank of each Assigned Document; and (j) execute and deliver, at the request of Bank, all other further assurances, confirmations and assignments in the Assigned Documents as Bank shall, from time to time, require in order to evidence or secure the rights of Bank hereunder.

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(B)         Notwithstanding the provisions of the immediately preceding paragraph, so long as there shall not exist any Event of Default, then Borrower shall have the right to continue to exercise all its rights and perform its obligations under the Assigned Documents, including the right to collect each payment of Rents at the time provided in the applicable Assigned Lease for such payment.

7.5           Escrow Deposits. Upon the occurrence and during the continuation of an Event of Default, at the option of Bank and further to secure the payment of taxes, assessments, other charges, and insurance premiums applicable or attributable to the Mortgaged Property, Borrower shall upon request of Bank deposit with Bank, on the first day of each month, such amounts as, in the estimation of Bank, shall be necessary to pay such taxes, assessments, charges and premiums as they become due; said deposits to be held and to be used by Bank to pay such taxes, assessments, charges and premiums as the same accrue and are payable. Payment from said sums for said purposes shall be made by Bank at its discretion and may be made even though such payments will benefit subsequent owners of the Mortgaged Property. Said deposits shall not be, nor be deemed to be, trust funds, but may be, to the extent permitted by applicable Law, commingled with the general funds of Bank, and no interest shall be payable in respect thereof. If said deposits are insufficient to pay the taxes and assessments, insurance premiums and other charges in full as the same become payable, Borrower will deposit with Bank such additional sum or sums as may be required in order for Bank to pay such taxes and assessments, insurance premiums and other charges in full. Upon any Default, Bank may, at its option, apply any money in the fund relating from said deposits to the payment of the Obligations in such manner as it may elect.

7.6           General Covenants and Agreements Pertaining to the Collateral. Borrower covenants and agrees that promptly after Borrower's learning thereof, Borrower shall inform. Bank in writing of any delay or default in Borrower's performance of any of its obligations under any Assigned Document, if such delay or default may give rise a Material Adverse Change.

7.7           Visitation. At reasonable times upon prior written notice to Borrower, Borrower agrees to permit representatives of Bank from time to time to visit and inspect the Collateral, all Records related thereto, the premises upon which any of the Collateral is located, and any of the other offices and properties of Borrower; to examine the assets, books of account, and Records of Borrower; to discuss the affairs and finances of Borrower with and be advised as to the same by the officers thereof; and to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral.

7.8           Filing Fees and Taxes. Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

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7.9           Underlying Documents. Borrower covenants and agrees that it will, upon the written request therefor by Bank, promptly deliver possession to Bank of copies of any or all of the Assigned Documents.

7.10 Further Assurances. Borrower covenants and agrees that, at Borrower's cost and expense, upon request of Bank, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE VIII

8.          DEFAULT

8.1           Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)         Borrower shall fail to pay any installment of principal or interest or any other amount payable hereunder or under any other Loan Document as and when the same becomes due.

(B)         Any Borrower Party shall fail to pay, perform or observe any other obligation, condition or covenant to be observed or performed by it hereunder or under any of the Loan Documents, and such failure shall continue for thirty (30) days after the earlier of:

 (1)         Notice of such failure from Bank; or

 (2)         Bank is notified of such failure or should have been so notified by any Borrower Party pursuant this Agreement.

(C)         There shall occur any Event of Default as defined and provided under any other Loan Document.

(D)         There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with Bank and relating to the borrowing of money or the extension of credit.

(E)         The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.

(F)         Assignment or attempted assignment by any Borrower Party of this Agreement, any rights hereunder, or any Advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of Bank, except for Permitted Leases and Other Transfers of Collateral.

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(G)         Except as otherwise permitted herein, the transfer of Borrower's Interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Third Person, whether or not the obligations of Borrower under this Agreement are assumed by such Third Person.

(H)         The institution of a foreclosure or other possessory action against the Collateral or any part thereof.

(I)         Substantial damage to, or partial or total destruction of, the Mortgaged Property by fire or other casualty or the taking of any of the Mortgaged Property, temporarily or permanently, by eminent domain, and Borrower's failure to restore, repair, replace, or rebuild the Mortgaged Property as and when required under the terms of any Loan Document.

(J)         Failure or refusal by the Title Insurance Company, by reason of any matter affecting title to the Collateral, to insure any Advance as giving rise to a valid first Lien, subject only to the Permitted Liens.

(K)         The occurrence of a default or event of default (after the expiration of any applicable notice and cure period) under the Ground Lease, any Master Lease or any Master Lease Guaranty, or the early termination of the Ground Lease, any Master Lease or any Master Lease Guaranty.

(L)         The death or dissolution of any Borrower Party, or any Change in Control (except as permitted herein).

(M)         Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be false, incorrect, or incomplete in any material respect when made.

(N)         Any Material Adverse Change.

(0)         Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(P)         Proceedings in Bankruptcy, or under any other Laws for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.

(Q)         Any Borrower Party shall suffer final judgments for payment of money aggregating in excess of $100,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings (including appeals), execution has not been commenced or if commenced has been effectively stayed.

(R)         A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of their assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.

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(S)         A judgment creditor of any Borrower Party shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help.

(T)         Borrower shall fail to maintain the Debt Service Coverage Requirement.

(U)         There shall occur any default or event of default (after the expiration of any applicable notice or cure period) or other early termination of the Swap Agreement or any other Bank Swap Document.

Provided that with respect to any of the foregoing, such Event of Default will be deemed to have occurred upon the occurrence of such event Without Notice if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

8.2           No Advances After Default. Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances.

8.3           Acceleration. All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

8.4           General Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws as enacted in any Jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

8.5           Bank's Additional Rights and Remedies. Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Bank shall have the right, Without Notice, to take any or all of the following actions at the same or different times:

(A)         To cancel Bank's obligations arising under this Agreement;

(B)         To institute appropriate proceedings to enforce all rights and remedies available to Bank at law or in equity;

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(C)         To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower and shall be secured by the Security Documents and enforced as a Lien against the Collateral;

(D)         To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Documents as fully as Borrower could itself; and

(E)         To take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank's own name:

(1)         Make any payment or perform any act which Borrower has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

(2)         Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

(3)         Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

(a)          All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

(b)          All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

(c)          All or any portion of the Loan; and/or

(d)          All costs and Attorneys' Fees in connection therewith.

In connection with the foregoing, Borrower hereby authorizes and directs each party to any Assigned Document (other than Borrower), upon receipt from Bank of written notice to the effect that an Event of Default exists, to pertain' all of its obligations under the Assigned Document as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

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8.6           Right of Set-Off. Upon the occurrence of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

8.7           Application of Proceeds. Except as otherwise expressly required to the contrary by applicable Law or any Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys' Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and Borrower shall remain liable to Bank for any deficiency.

ARTICLE IX

9.          MISCELLANEOUS.

9.1           Termination of Bank's Lien. This Agreement and Bank's Lien will not be terminated until one of Bank's officers signs a written termination or satisfaction agreement to such effect. Even if Borrower should pay all of the Obligations owing to Bank Parties at any one time, Bank's Lien will continue to secure any amount Borrower should later owe Bank until the written termination or satisfaction agreement referred to above has been executed by Bank (provided that Bank agrees to promptly provide a written termination or satisfaction agreement upon request of Borrower, provided that the Obligations have been paid and performed in full (other than at-matured Obligations which by the terms of the Loan Documents will survive the termination of this Agreement), Bank has no obligation to make any further Advances, and there is not existing any Default). Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower Party or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination. In no event shall Bank be obligated to terminate Bank's Lien or return or release the Collateral or any portion thereof to Borrower Party (a) until payment in full of the Obligations, or (b) if Bank is obligated to extend credit to Borrower.

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9.2           Construction. The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower Party to or for the benefit of any Bank Party, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Borrower Party to any Bank Party and any Liens heretofore granted to or for the benefit of any Bank Party shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower Party contained herein and therein. Nothing herein contained shall prevent any Bank Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms. In the event of a conflict between any of the provisions of this Agreement, the Note, any one or more of the Security Documents or any other Loan Document, the provisions most favorable to Bank Parties shall control.

9.3           Indemnity. Borrower agrees to indemnify Bank Parties and their respective officers, directors, agents, and attorneys against, and to hold Bank Parties and all such other Persons harmless from all Default Costs, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

9.4           Bank's Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where any matter or thing is required to be "satisfactory" to Bank or to Bank's "satisfaction", or in Bank's "discretion" where the approval, consent, or the exercise of Bank's judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole and absolute discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

9.5           Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and each of the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

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9.6           No Representation, Assumption, or Duty. Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by any Bank Party. Any inspection or audit of the Collateral or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of any Bank Party shall be for Bank Parties' protection only, and shall not constitute any assumption of responsibility by any Bank Party with respect thereto or relieve Borrower of any of Borrower's obligations. No Bank Party has any duty to supervise or to inspect the Mortgaged Property nor any duty of care to Borrower or any other Person to protect against, or inform Borrower or any other person of, the existence of negligent, faulty, inadequate or defective design or construction of any improvements to the Mortgaged Property.

9.7           Expenses of Bank. Borrower will, on demand, reimburse Bank for all expenses incurred by Bank in connection with the preparation, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from Borrower or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the Obligations.

9.8           Attorneys' Fees. If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Borrower Party, or to enforce any rights of Bank or obligations of any Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of Borrower with respect to the Obligations, or to collect from Borrower any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by Bank arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

9.9           Exclusiveness. This Agreement and the other Loan Documents are made for the sole protection of Borrower, Bank Parties and Bank Parties' successors and assigns, and no other Person shall have any right of action hereunder.

9.10 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by nationally-recognized overnight courier service (such as Federal Express), as follows, unless such address is changed by written notice hereunder:

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(A)          If to Borrower:

ARHC MNPERIL001, LLC c/o American

Realty Capital 405 Park Avenue, 15th Floor

New York, New York 10022

Attention: Mr. Boris Korotkin, Vice President

with a copy to:

Akomea Poku-Kankam, Esq.

American Realty Capital

202 East Franklin Street, #C

Monroe, North Carolina 28112

(B)          If to Carveout Guarantor:

American Realty Capital Healthcare Trust Operating Partnership, L.P.

do American Realty Capital 405 Park

Avenue, 15th Floor New York, New York

10022 Attention: Mr. Boris Korotkin, Vice

President

with a copy to:

Akomea Poku-Kankam, Esq.

American Realty Capital

202 East Franklin Street, #C

Monroe, North Carolina 28112

(C)          If to Bank:

Regions Bank

1900 5th Avenue North, 14th Floor

Birmingham, Alabama 35203

Attention: Healthcare Banking

with a copy to:

Ray D. Gibbons, Esq.

Gibbons Graham LLC

100 Corporate Parkway, Suite 125

Birmingham, Alabama 35242

9.11 Waiver and Release by Borrower. Unless and only to the extent as may be expressly limited or prohibited under applicable Laws or as provided for herein or in any other Loan Document to the contrary, Borrower (A) waives protest of all commercial paper at any time held by Bank on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank Parties and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the Obligations, the Loan Documents or the Bank Swap Documents.

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9.12 Limitation on Waiver of Notice, Etc. Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

9.13 Participation. Notwithstanding any other provision of this Agreement, Borrower understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement and/or the other Loan Documents. Borrower acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with. Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower hereby agrees that, at Bank's election and if consistent with the terms of any such participation or other agreement, upon notice from Bank to Borrower, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement, subject only to any contrary provision in such participation or other agreement, and Borrower hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower with such Participant. Borrower authorizes Bank to disclose financial and other information regarding Borrower to Participants and potential Participants.

9.14 Governing Law. This Agreement is entered into and performable in Jefferson County, Alabama, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Alabama shall govern the construction of this Agreement and the other Loan Documents, and the rights and remedies of the parties hereto and thereto, except to the extent that the location of any Collateral in a Jurisdiction other than Alabama requires that the perfection of Bank's Lien and the enforcement of certain of Bank's remedies with respect to the Collateral be governed by the Laws of such other Jurisdiction.

9.15 SUBMISSION TO JURISDICTION., WAIVERS.

(A) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF;

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(2)         CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)         AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.10 OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4)         AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B) BORROWER AND BANK HEREBY:

(1)         IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2)         AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.16 Binding Effect, Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower does not have any right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

9.17 Entire Agreement, Amendments. This Agreement, including the Exhibit hereto, which is hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and which may be amended only by a writing signed on behalf of each party.

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9.18 Severability. If any provision of this Agreement, the Note, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.19 Headings. The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

9.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

9.21 Seal. This Agreement is intended to take effect as an instrument under seal.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above,

BORROWER:

ARHC MNPERIL001, LLC,
a Delaware limited liability company

By:	/s/ William M. Kahane
William M. Kahane, its President

BANK:

REGIONS BANK,
an Alabama banking corporation

By:
Its:

[Credit Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BORROWER:

ARHC MNPERIL001, LLC,
a Delaware limited liability company

By:
William M. Kahane, its President

BANK:

REGIONS BANK,
An Alabama banking corporation

By:	/s/ Vice President, Regions Bank
Its:	Vice President

[Credit Agreement]

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SCHEDULE 7.3

INSURANCE REOUIREMENTS

General Requirements

Relating to Insurer: All insurance coverages required by the Loan Documents must be provided by insurance companies acceptable to the Bank that are rated at least an "A- IX" or better by Best's Insurance Guide.

Each insurance policy must (i) permit the Bank to pay premiums at the Bank's discretion and (ii) as respects any third party liability claim brought against the Bank, obligate the insurer to defend Bank as an additional insured thereunder.

Relating to Documentation of Coverage: The Borrower shall submit to Bank an ACORD 27 or 28 certificate, effective with the closing of the loan, evidencing all required insurance coverage and that must be furnished annually thereafter, prior to the expiration date of the preceding policy(ies). The Bank reserves the right to require a complete copy of the policy.

Cancellation and Modification Clause:

1.	The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until Regions Bank has received not less than thirty (30) days' prior written notice thereof at the following address:

Regions Bank

Attn: Loan Operations P.O. Box 1984

Birmingham, AL 35201

Flood Insurance Address:

Regions Bank

P.O. Box 100006

Kennesaw, GA 30156

2.	Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (1 0) days' Notice of Cancellation to:

Regions Bank

Attn: Loan Operations P.O. Box 1984

Birmingham, AL 35201

Flood Insurance Address:

Regions Bank

P.O. Box 100006

Kennesaw, GA 30156

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Mortgage Clause: All policies providing physical damage type coverages on the building or improvements shall show the mortgage interest as follows:

Regions Bank (its successors and assigns) Attn: Loan Operations

P.O. Box 1984

Birmingham, AL 35201

Flood Insurance Address:

Regions Bank

P.O. Box 100006

Kennesaw, GA 30156

Loss Payable Clause: All policies providing physical damage type coverages on the personal property or construction materials not yet a part of the improvements shall show a Loss Payee interest as follows:

Loss, if any, under this policy shall be payable to Regions Bank, its successors and assigns, as their interests may appear

Regions Bank (its successors and assigns) Attn: Loan Operations

P.O. Box 1984

Birmingham, AL 35201

Types of Insurance- During the Construction Period

All Risks or Special Form Builders' Risk insurance (on a Completed Value Form). The deductible amount thereunder shall be borne by the Borrower in the event of a loss, and the deductible must not exceed $25,000 per occurrence. Further, in the event of a loss, the Borrower shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and the Borrower further agrees it will notify Bank of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed by the Bank.

Subject to notice provisions contained above in the "Cancellation and Modification Clause", the Builders Risk policy shall contain a Standard Mortgage Holder Endorsement to guarantee to the benefit of Bank said coverages shall not be voided or canceled, without proper notice, by reason of (i) any act of negligence, or breach of any condition, declaration of warranty contained in any such policy by the Borrower or any third party, (ii) the occupation, operation or use of the Project for purposes more hazardous than those permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the Project, or (iv) any change in the title to or ownership of all or any portion of the Project.

Debris Removal coverage shall be included in an amount deemed appropriate by the Borrower, but in no event less than $250,000 for removal from a casualty loss and no less than $10,000 for debris removal of pollutants.

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Boiler and Machinery Equipment Insurance: If required by Bank, such form of coverage whether permanent or under the Builders Risk shall be in place at the appropriate time during the Project period in order to include and insure "Hot Testing" of the new equipment and systems for a minimum of thirty (30) days prior to Project completion and occupancy. A Boiler and Machinery Equipment policy shall remain in force after project completion throughout the term of the Loan as part of the required coverages enumerated in Paragraph III. Amount of insurance shall be in an amount equal to the replacement cost value of the equipment, and shall include coverage for expediting permanent repairs and permanent replacement. The deductible for any loss thereunder shall not exceed $25,000 per occurrence.

Flood and Earthquake Insurance: If the flood determination performed by Bank shows that the real property securing the referenced loan is located in a Special Flood Hazard Area according to the Federal Emergency Management Agency, flood insurance will be required under the National Flood Insurance Program (NFIP) prior to closing in the amount required by Bank.

In addition to the flood insurance required under the NFIP, Bank requires that buildings located in a special flood hazard area be insured through private placement insurance in the amount required by Bank.

The following table shows the coverage amount available under NFIP by property type:

Property Type	Amount Available Under NFIP

Single-Family Dwelling	$250,000
2-4 Family Dwelling	$250,000
Other Residential	$250,000
Nonresidential	$500,000

NFIP insurance has to be purchased for each building, i.e., for an apartment complex consisting of 5 separate structures, each structure must be separately insured, however insurance cannot be written for more than replacement cost.

•	Properties under Construction: For properties under construction, the NFIP provides that a policy should be obtained on the proposed structure upon commencement of the construction phase. Evidence of adequate flood insurance must be furnished immediately upon issuance of the elevation certificate and completion of the slab/foundation for the building.

•	Residential Condominiums under Construction: A residential condo under construction will have to be insured under the "other residential" coverage. Once construction is complete and two units have been sold, the property must be covered by a Residential Condominium Building Association Policy (RCBAP) with maximum coverage of the lesser of $250,000 per unit, the total loan amount, or replacement cost of the building. The conversion to the RCBAP should occur after the issuance of the Certificate of Occupancy. Maximum deductible for the RCBAP is $25,000.

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A general assessment of the seismic risk level should be made. A Probable Maximum Loss study conducted by a qualified engineer will provide an estimate of direct earthquake insurance, if any, to be determined by Bank.

Delay-Loss of Earning and Rents Insurance: Throughout the Project construction period until its completion, insurance against loss of earnings and rents as a result of delay (when delay is caused by an insured peril under the Builder's Risk Policy, Boiler and Machinery Policy and any other property insurance covering the Project) written in an "all risks" form, either as an endorsement to the insurance required under Paragraph I1(A), or under a separate policy, in an amount sufficient (in the Bank's opinion) to cover mortgage payments for a period of at least six months.

Workers Compensation Insurance: Workers Compensation insurance covering all employees of the Borrower and its contractor and subcontractors for the Project to the extent required by Statutory Law, including Other States Coverage. Policy shall also provide Employer's Liability coverage for Bodily Injury by Accident- $500,000 Each Accident.

Property Type	Amount Available Under NFIP

Single-Family Dwelling	$250,000
2-4 Family Dwelling	$250,000
Other Residential	$250,000
Nonresidential	$500,000

NFIP insurance has to be purchased for each building, i.e., for an apartment complex consisting of 5 separate structures, each structure must be separately insured, however insurance cannot be written for more than replacement cost.

A general assessment of the seismic risk level should be made. A Probable Maximum Loss study conducted by a qualified engineer will provide an estimate of direct earthquake insurance, if any, to be determined by Bank.

Loss of Earning and Rents Insurance: Insurance against loss of earnings and rents in an amount sufficient (in the Bank's opinion) to cover not less than 12 months' lost earnings and rents written in an "all risks" form, either as an endorsement to the insurance required under Paragraph III( A), or under a separate policy.

Workers Compensation Insurance: Workers Compensation insurance covering all employees of the Borrower, or any contractor employed to run or maintain the facility to the extent required by Statutory Law, including Other States Coverage. Policy shall also provide Employer's Liability coverage for:

Bodily Injury by Accident - $500,000 Each Accident

Bodily Injury by Disease - $500,000 Policy Limit

Bodily Injury by Disease - $500,000 Each Employee

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The Borrower shall require any contractor hired to manage or maintain the facility to provide evidence of Workers Compensation coverage to Borrower in such form and with such limits deemed acceptable to Borrower.

Liability Insurance:

•	Commercial General Liability: An Insurance Service Office industry standard or equivalent Commercial General Liability insurance policy, including contractual liability, with limits of liability for bodily injury and property damage of at least $1,000,000 per occurrence and $2,000,000 annual aggregate, with Regions Bank as an additional insured.

•	Automobile Liability: An Automobile Liability insurance policy with limits of liability for bodily injury and property damage of at least $1,000,000 per accident.

•	Umbrella Liability: Umbrella Liability insurance in the minimum amount of $5,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Commercial General Liability, Automobile Liability and Employer's Liability

Commercial Blanket Employee Dishonesty: A Commercial Blanket Bond covering all employees of the Borrower, including its officers, and the individual owner of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $100,000, subject to a deductible of no more than $10,000 per occurrence.

Terrorism Insurance: Terrorism insurance should be obtained if the Project is judged to be at high risk from terrorist attacks. The requirement for terrorism insurance shall be within Bank's discretion.

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